EXHIBIT 4.109

AMENDMENT dated as of October 1, 2000 (this "Amendment"), to the Amended and Restated Credit Agreement dated as of March 29, 2000 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the "Credit Agreement"), between MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (the "Borrower"), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Lender thereunder (the "Lender").

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lender has agreed to make certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested that the Lender amend the Credit Agreement in order to revise certain financial and other covenants; and

WHEREAS, the Lender is willing to agree to the requested amendments, but only upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

    Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as defined therein.
    Amendments to Credit Agreement.
      Amendment of Section 1.1 (Certain Defined Terms).

      Section 1.1 of the Credit Agreement is hereby amended by deleting clause (i) of the definition of "Liquidity Event" and substituting therefor the following:

      "(i) the Market Value per share of common stock of the Company is less than $20.00;".

      Amendment to Section 3.2 (Scheduled Repayments and Mandatory Prepayments and Commitment Reductions).

      Section 3.2 of the Credit Agreement is hereby amended by deleting section 3.2(b) in its entirety and substituting therefor the following:

      "(b) If Collateral Coverage Ratio Not Met.

      (i) If on any date (after giving effect to any other payments on such date) when the Market Value per share of the common stock of the Company falls below $50.00 per share (but not below $30.00 per share), the Lender determines (which determination shall be binding on the parties, in the absence of manifest error) that the Collateral Coverage Ratio is less than 2.00 to 1.00, then (1) the Lender shall promptly notify the Borrower thereof in writing, specifying the amount of additional shares of common stock of the Company which would be required to be pledged under the Pledge Agreement so as to result in a Collateral Coverage Ratio of at least 2.00 to 1.00, and (2) if within three Business Days after any such notice is given the Borrower does not so pledge such additional shares of the Company sufficient to achieve such Collateral Coverage Ratio, the Borrower will immediately prepay Loans in an aggregate principal amount, conforming to the requirements as to the amount of partial prepayments provided for in section 3.1, at least sufficient to result in a Collateral Coverage Ratio of at least 2.00 to 1.00.

      (ii) If on any date (after giving effect to any other payments on such date) when the Market Value per share of the common stock of the Company falls below $30.00 per share, the Lender determines (which determination shall be binding on the parties, in the absence of manifest error) that the Collateral Coverage Ratio is less than 4.00 to 1.00, then (1) the Lender shall promptly notify the Borrower thereof in writing, specifying the amount of additional shares of common stock of the Company which would be required to be pledged under the Pledge Agreement so as to result in a Collateral Coverage Ratio of at least 4:00 to 1:00, and (2) if within three Business Days after any such notice is given the Borrower does not so pledge such additional shares of the Company sufficient to achieve such Collateral Coverage Ratio, the Borrower will immediately prepay Loans in an aggregate principal amount, conforming to the requirements as to the amount of partial prepayments provided for in section 3.1, at least sufficient to result in a Collateral Coverage Ratio of at least 4:00 to 1.00.

      (iii) Any prepayments of the Term Loans pursuant to this section 3.2(b) shall be applied (if applicable) to the Scheduled Repayments in inverse order of maturity. Additional shares of common stock of the Company required to be pledged hereunder shall be pledged based on initial date of continuous legal ownership of such shares by the Borrower, from oldest to most recent."

      Amendment of Section 7.2 (Consolidation, Mergers, Acquisitions, Asset Sales, etc.). Section 7.2(c) of the Credit Agreement is hereby amended by deleting clause (ii) thereof in its entirety and substituting therefor the following:

      "(ii) both before and after giving effect to such sale and any contemporaneous prepayment of the Loans out of the proceeds thereof, the applicable minimum Collateral Coverage Ratio set forth in section 7.6 would be satisfied;"

      Amendment of Section 7.6 (Collateral Coverage Ratio). Section 7.6 is hereby amended by deleting such section in its entirety and substituting therefor the following:

    "7.7. Collateral Coverage Ratio. The Borrower will not permit the Collateral Coverage Ratio to be (i) less than 2.0 to 1.0 at any time the Market Value per share of the common stock of the Company is equal to or greater than $30.00 and (ii) less than 4.0 to 1.0 at any time the Market Value per share of the common stock of the Company is less than $30.00."

    General Provisions.
      Representations and Warranties. On and as of the date hereof and after giving effect to this Amendment, the Borrower hereby confirms, reaffirms and restates the representations and warranties set forth in Section 5 of the Credit Agreement mutatis mutandis, except to the extent that such representations and warranties expressly relate to a specific earlier date in which case the Borrower hereby confirms, reaffirms and restates such representations and warranties as of such earlier date, provided that the references to the Credit Agreement in such representations and warranties shall be deemed to refer to the Credit Agreement as amended prior to the date hereof and pursuant to this Amendment.
      Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Lender of (i) counterparts of this Amendment duly executed and delivered by the Borrower and (ii) at its Payment Office or as otherwise directed by the Lender of an amendment fee equal to $50,000.00.
      Continuing Effect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific sections of the Credit Agreement specified herein and shall not constitute an amendment or waiver of, or an indication of the Lender's willingness to amend or waive, any other provisions of the Credit Agreement or the same sections for any other date or time period (whether or not such other provisions or compliance with such sections for another date or time period are affected by the circumstances addressed in this Amendment).
      Expenses. The Borrower agrees to pay and reimburse the Lender for all its costs and expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.
      Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by the parties hereto shall be delivered to the Borrower and the Lender.
      GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MECHANICAL TECHNOLOGY INCORPORATED

By: Cynthia A. Scheuer Title: Vice President and Chief Financial Officer

Accepted and Agreed to:

KEYBANK NATIONAL ASSOCIATION

By: Timothy M. Rudge
Title: Assistant Vice President